Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES JUNE 30, 2024 FINANCIAL RESULTS
AND DECLARES THIRD QUARTER 2024 DIVIDEND OF $0.48 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — July 30, 2024 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a third quarter 2024 dividend of $0.48 per share. The third quarter 2024 dividend is payable on September 30, 2024 to stockholders of record as of September 13, 2024.

JUNE 30, 2024 FINANCIAL RESULTS

Ares Capital also announced financial results for its second quarter ended June 30, 2024.

OPERATING RESULTS

	Q2-24(1)		Q2-23(1)
(dollar amounts in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share
GAAP net income per share(2)(3)		$0.52		$0.61
Core EPS(4)		$0.61		$0.58
Dividends declared and payable		$0.48		$0.48
Net investment income(2)	$358	$0.58	$314	$0.57
Net realized gains (losses)(2)	$12	$0.02	$(81)	$(0.15)
Net unrealized (losses) gains(2)	$(48)	$(0.08)	$98	$0.19
GAAP net income(2)(3)	$322	$0.52	$331	$0.61

	As of
(dollar amounts in millions, except per share data)	June 30, 2024	December 31, 2023
Portfolio investments at fair value	$24,973	$22,874
Total assets	$26,092	$23,800
Stockholders’ equity	$12,364	$11,201
Net assets per share	$19.61	$19.24
Debt/equity ratio	1.06x	1.07x
Debt/equity ratio, net of available cash(5)	1.01x	1.02x
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(1)Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

(2)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three months ended June 30, 2024 and 2023 were approximately 616 million and 547 million, respectively.

(3)The basic and diluted weighted average shares outstanding for the three months ended June 30, 2024 was approximately 616 million shares. Ares Capital’s diluted GAAP net income per share for the three months ended June 30, 2023 was $0.59. The weighted average shares outstanding for the purpose of calculating the diluted GAAP net income per share for the three months ended June 30, 2023 was approximately 567 million shares, which includes approximately 20 million shares related to the assumed conversion of Ares Capital’s $403 million in aggregate principal amount of unsecured convertible notes (the “2024 Convertible Notes”).

(4)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of GAAP net income, the most directly comparable GAAP financial measure, to Core EPS are set forth in Schedule 1 hereto.

(5)Computed as total principal debt outstanding less available cash divided by stockholders’ equity. Available cash excludes restricted cash as well as cash held for uses specifically designated for paying interest and expenses on certain debt.

“We reported another strong quarter with solid year-over-year growth in both our Core EPS and net asset value per share,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “Our performance was driven by increased investment activity and continued strong credit fundamentals. We believe our deep origination capabilities and longstanding relationships continue to support our ability to deliver attractive investment returns for our shareholders.”

“With over $5 billion of available liquidity and a net debt to equity ratio of approximately 1.0x, our balance sheet continues to support our ability to invest in the compelling opportunities we are seeing,” said Scott Lem, Chief Financial Officer of Ares Capital. “With the declaration of the upcoming third quarter dividend, we have now had stable or increasing dividends for 15 consecutive years, which we believe is a testament to our industry-leading track record.”

PORTFOLIO AND INVESTMENT ACTIVITY

(dollar amounts in millions)	Q2-24	Q2-23
Portfolio Activity During the Period:
Gross commitments	$3,857	$1,218
Exits of commitments	$1,376	$1,138

Portfolio Information:
	As of
	June 30, 2024	December 31, 2023
Portfolio investments at fair value	$24,973	$22,874
Fair value of accruing debt and other income producing securities(6)	$22,463	$20,375
Number of portfolio company investments	525	505
Percentage of floating rate securities at fair value(7)	69%	69%
Weighted average yields on debt and other income producing securities(8):
At amortized cost	12.2%	12.5%
At fair value	12.2%	12.5%
Weighted average yields on total investments(9):
At amortized cost	11.1%	11.3%
At fair value	11.0%	11.2%

Asset class percentage at fair value:
First lien senior secured loans	50%	44%
Second lien senior secured loans	12%	16%
Subordinated certificates of the SDLP	5%	6%
Senior subordinated loans	6%	5%
Preferred equity	11%	11%
Ivy Hill Asset Management, L.P.(10)	8%	9%
Other equity	8%	9%
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(6)Includes the fair value of Ares Capital’s equity investment in Ivy Hill Asset Management, L.P. (“IHAM”).

(7)Includes Ares Capital's investment in the subordinated certificates of the SDLP (as defined below).

(8)Weighted average yields on debt and other income producing securities are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value (including the amortized cost or fair value of Ares Capital’s equity investment in IHAM as applicable), as applicable.

(9)Weighted average yields on total investments are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) total investments at amortized cost or at fair value, as applicable.

(10)Includes Ares Capital’s subordinated loan and equity investments in IHAM, as applicable.

In the second quarter of 2024, Ares Capital made new investment commitments of approximately $3.9 billion, of which approximately $2.9 billion were funded. New investment commitments included 23 new portfolio companies and 58 existing portfolio companies. As of June 30, 2024, 239 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the approximately $3.9 billion in new commitments made during the second quarter of 2024, 89% were in first lien senior secured loans, 1% were in second lien senior secured loans, 4% were in senior subordinated loans, 1% were in Ares Capital’s subordinated loan investment in IHAM, 3% were in preferred equity and 2% were in other equity. Of the approximately $3.9 billion in new commitments, 92% were in floating rate debt securities, of which 87% contained interest rate floors. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 11.2% and the weighted average yield on total investments funded during the period at amortized cost was 11.0%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the second quarter of 2024, Ares Capital funded approximately $375 million related to previously existing unfunded revolving and delayed draw loan commitments.

Also in the second quarter of 2024, Ares Capital exited approximately $1.4 billion of investment commitments. Of the approximately $1.4 billion of exited investment commitments, 68% were first lien senior secured loans, 19% were second lien senior secured loans, 1% were subordinated certificates of the Senior Direct Lending Program (the “SDLP”), 4% were preferred equity and 8% were other equity. Of the approximately $1.4 billion of exited investment commitments, 68% were floating rate, 6% were fixed rate, 12% were non-income producing and 14% were on non-accrual.

As of June 30, 2024 and December 31, 2023, the weighted average grade of the portfolio at fair value was 3.1 and 3.1, respectively, and loans on non-accrual status represented 1.5% of the total investments at amortized cost (or 0.7% at fair value) and 1.3% at amortized cost (or 0.6% at fair value), respectively. For more information on Ares Capital’s portfolio investment grades and loans on non-accrual status, see “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio and Investment Activity” in Ares Capital’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the Securities and Exchange Commission (“SEC”) on July 30, 2024.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2024, Ares Capital had $601 million in cash and cash equivalents and $13.0 billion in total aggregate principal amount of debt outstanding ($13.0 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $4.5 billion available for additional borrowings under its existing credit facilities as of June 30, 2024.

In April 2024, Ares Capital amended and restated its senior secured credit facility (as amended and restated, the “A&R Credit Facility”). The amendment, among other things, (a) reduced the total commitment under the A&R Credit Facility from $4.8 billion to $4.5 billion, (b) extended the expiration of the revolving period for lenders electing to extend their revolving commitments in an amount equal to approximately $3.0 billion from April 19, 2027 to April 12, 2028, during which period Ares Capital, subject to certain conditions, may make borrowings under the A&R Credit Facility, (c) extended the stated maturity date for lenders electing to extend their revolving commitments in an amount equal to approximately $3,005 million from April 19, 2028 to April 12, 2029 and (d) extended the stated maturity date for $968 million of the lenders electing to extend their term loan commitments from April 19, 2028 to April 12, 2029. Lenders who elected not to extend their revolving commitments in an amount equal to approximately $269 million and $107 million will remain subject to a revolving period expiration of March 31, 2026 and March 31, 2025, respectively, and a stated maturity date of March 31, 2027 and March 31, 2026, respectively. Lenders who elected not to extend their term loan commitments in an amount equal to $70 million, $41 million and $28 million will remain subject to a maturity date of April 19, 2028, March 31, 2027 and March 31, 2026, respectively.

The A&R Credit Facility is composed of a revolving loan tranche equal to approximately $3,381 million and a term loan tranche equal to approximately $1,107 million. The A&R Credit Facility includes an “accordion” feature that allows Ares Capital, under certain circumstances, to increase the size of the facility by an amount up to $2,244 million.

In addition, in June 2024, Ares Capital increased the total commitment under the A&R Credit Facility from approximately $4,488 million to approximately $4,513 million. The other terms of the A&R Credit Facility remained unchanged.

In April 2024, Ares Capital and its consolidated subsidiary, ARCC FB Funding LLC (“AFB”), entered into an agreement to amend AFB’s revolving funding facility (the “BNP Funding Facility”). The amendment, among other things, adjusted the interest rate charged on the BNP Funding Facility from an applicable Secured Overnight Financing Rate (“SOFR”) or a “base rate” (as defined in the documents governing the BNP Funding Facility) plus a margin of (i) 2.65% during the reinvestment period and (ii) 3.15% following the reinvestment period to an applicable SOFR or a “base rate” plus a margin of (i) 2.50% during the reinvestment period and (ii) 3.00% following the reinvestment period. The other terms of the BNP Funding Facility remained materially unchanged.

In May 2024, Ares Capital, through a wholly-owned, consolidated subsidiary, Ares Direct Lending CLO 1 LLC (“ARCC CLO I”), completed a $702 million term debt securitization (the “2024 Debt Securitization”). The 2024 Debt Securitization is also known as a collateralized loan obligation and is an on-balance sheet financing incurred by Ares Capital, which is consolidated by Ares Capital for financial reporting purposes and subject to its overall asset coverage requirement. The notes offered in the 2024 Debt Securitization (collectively, the “2024-1 CLO Notes”) were issued by ARCC CLO I pursuant to the indenture governing the 2024-1 CLO Notes and include (i) $406 million of Class A Senior Floating Rate Notes, which bear interest at an applicable SOFR plus 1.80%; (ii) $70 million Class B Senior Floating Rate Notes, which bear interest at an applicable SOFR plus 2.20%; and (iii) $226 million of subordinated notes (the “CLO Subordinated Notes”), which do not bear interest. Ares Capital retained all of the CLO Subordinated Notes, which are unsecured obligations of ARCC CLO I. The 2024-1 CLO Notes mature on April 25, 2036.

In May 2024, Ares Capital issued $850 million in aggregate principal amount of unsecured notes, which bear interest at a rate of 5.95% per annum and mature on July 15, 2029 (the “July 2029 Notes”). The July 2029 Notes pay interest semi-annually and all principal is due upon maturity. The July 2029 Notes may be redeemed in whole or in part at any time at Ares Capital’s option at a redemption price equal to par plus a “make whole” premium, if applicable, as determined pursuant to the indenture governing the July 2029 Notes, and any accrued and unpaid interest. The July 2029 Notes were issued at a discount to the principal amount. In connection with the July 2029 Notes, Ares Capital entered into an interest rate swap agreement for a total notional amount of $850 million that matures on July 15, 2029. Under the interest rate swap agreement, Ares Capital receives a fixed interest rate of 5.95% and pays a floating interest rate of one-month SOFR plus 1.64%.

In June 2024, Ares Capital repaid in full the $900 million aggregate principal amount outstanding of its unsecured notes which bore interest at a rate of 4.200% per annum, payable semi-annually.

During the three months ended June 30, 2024, Ares Capital issued and sold approximately 21.6 million shares of common stock under its equity distribution agreements, with net proceeds totaling approximately $448.7 million, after giving effect to sales agents’ commissions and certain estimated offering expenses.

SECOND QUARTER 2024 DIVIDENDS PAID

On May 1, 2024, Ares Capital announced that its Board of Directors declared a second quarter 2024 dividend of $0.48 per share for a total of approximately $300 million. The second quarter 2024 dividend was paid on June 28, 2024 to stockholders of record as of June 14, 2024.

RECENT DEVELOPMENTS

On July 25, 2024, Ares Capital and its consolidated subsidiary, AFB, entered into an agreement to amend the BNP Funding Facility. The amendment, among other things, (a) increased the total commitment under the BNP Funding Facility from $865 million to $1,265 million, (b) extended the end of the reinvestment period from April 20, 2026 to July 26, 2027, (c) extended the stated maturity date from April 20, 2028 to July 26, 2029 and (d) adjusted the interest rate charged on the BNP Funding Facility from an applicable SOFR or a “base rate” (as defined in the document governing the BNP Funding Facility) plus a margin of (i) 2.50% during the reinvestment period and (ii) 3.00% following the reinvestment period to an applicable SOFR or a “base rate” plus a margin of (i) 2.10% during the reinvestment period and (ii) 2.60% following the reinvestment period. The other terms of the BNP Funding Facility remained materially unchanged.

From July 1, 2024 through July 24, 2024, Ares Capital made new investment commitments of approximately $682 million, of which approximately $532 million were funded. Of the approximately $682 million in new investment commitments, 93% were in first lien senior secured loans, 5% were in senior subordinated loans and 2% were in Ares Capital’s subordinated loan investment in IHAM. Of the approximately $682 million in new investment commitments, 95% were floating rate and 5% were fixed rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 10.6% and the weighted average yield on total investments funded during the period at amortized cost was 10.6%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From July 1, 2024 through July 24, 2024, Ares Capital exited approximately $493 million of investment commitments. Of the approximately $493 million of exited investment commitments, 82% were first lien senior secured loans, 9% were second lien senior secured loans, 7% were Ares Capital’s subordinated loan investment in IHAM, 1% were preferred equity and 1% were other equity. Of the approximately $493 million of exited investment commitments, 98% were floating rate, 1% were fixed rate and 1% were non-income producing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 11.4% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 11.2%. Of the approximately $493 million of investment commitments exited from July 1, 2024 through July 24, 2024, Ares Capital recognized total net realized gains of approximately $2 million.

In addition, as of July 24, 2024, Ares Capital had an investment backlog and pipeline of approximately $2.9 billion and $40 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, July 30, 2024 at 10:00 a.m. (Eastern Time) to discuss its quarter ended June 30, 2024 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (800) 225-9448. International callers can access the conference call by dialing +1 (203) 518-9708. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected and to reference the conference ID ARCCQ224. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through August 30, 2024 at 5:00 p.m. (Eastern Time) to domestic callers by dialing toll free +1 (800) 839-2398 and to international callers by dialing +1 (402) 220-7208. An archived replay will also be available through August 30, 2024 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which oftentimes can lead to economic growth and employment. Ares Capital believes its loans and other investments in these companies can help generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and was the largest publicly traded BDC by market capitalization as of June 30, 2024. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
John Stilmar or Carl Drake
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	June 30, 2024	December 31, 2023
ASSETS	(unaudited)
Total investments at fair value (amortized cost of $24,707 and $22,668, respectively)	$24,973	$22,874
Cash and cash equivalents	601	535
Restricted cash	80	29
Interest receivable	285	245
Receivable for open trades	46	16
Other assets	99	91
Operating lease right-of-use asset	8	10
Total assets	$26,092	$23,800
LIABILITIES
Debt	$12,960	$11,884
Base management fee payable	91	84
Income based fee payable	93	90
Capital gains incentive fee payable	100	88
Interest and facility fees payable	153	132
Payable to participants	37	29
Payable for open trades	10	7
Accounts payable and other liabilities	237	234
Secured borrowings	33	34
Operating lease liabilities	14	17
Total liabilities	13,728	12,599
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 1,000 common shares authorized; 630 and 582 common shares issued and outstanding, respectively	1	1
Capital in excess of par value	11,721	10,738
Accumulated undistributed earnings	642	462
Total stockholders’ equity	12,364	11,201
Total liabilities and stockholders’ equity	$26,092	$23,800
NET ASSETS PER SHARE	$19.61	$19.24

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
INVESTMENT INCOME
Interest income from investments	$539	$476	$1,052	$946
Capital structuring service fees	58	21	86	31
Dividend income	143	123	290	244
Other income	15	14	28	31
Total investment income	755	634	1,456	1,252

EXPENSES
Interest and credit facility fees	174	141	333	280
Base management fee	91	79	178	158
Income based fee	93	79	181	155
Capital gains incentive fee	(13)	4	12	(2)
Administrative fees	3	3	6	6
Other general and administrative	8	8	15	15
Total expenses	356	314	725	612
NET INVESTMENT INCOME BEFORE INCOME TAXES	399	320	731	640
Income tax expense, including excise tax	41	6	48	8
NET INVESTMENT INCOME	358	314	683	632
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains (losses)	12	(81)	(6)	(131)
Net unrealized (losses) gains	(48)	98	108	108
Net realized and unrealized (losses) gains on investments, foreign currency and other transactions	(36)	17	102	(23)
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	—	—	(14)	—
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$322	$331	$771	$609
NET INCOME PER COMMON SHARE:
Basic	$0.52	$0.61	$1.28	$1.13
Diluted	$0.52	$0.59	$1.28	$1.10
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	616	547	603	541
Diluted	616	567	603	561

SCHEDULE 1

Reconciliations of GAAP net income per share to Core EPS

Reconciliations of GAAP net income per share, the most directly comparable GAAP financial measure, to Core EPS for the three and six months ended June 30, 2024 and 2023 are provided below.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
GAAP net income per share(1)(2)	$0.52	$0.61	$1.28	$1.13
Adjustments:
Net realized and unrealized losses (gains)(1)	0.06	(0.04)	(0.15)	0.04
Capital gains incentive fees attributable to net realized and unrealized gains and losses(1)	(0.02)	0.01	0.02	—
Income tax expense (benefit) related to net realized gains and losses(1)	0.05	—	0.05	(0.02)
Core EPS(3)	$0.61	$0.58	$1.20	$1.15
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(1)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three and six months ended June 30, 2024 were approximately 616 million and 603 million, respectively, and approximately 547 million and 541 million, respectively, for the comparable periods in 2023.

(2)The basic and diluted weighted average shares outstanding for the three and six months ended June 30, 2024 was approximately 616 million shares and 603 million shares, respectively. Ares Capital’s diluted GAAP net income per share for the three and six months ended June 30, 2023 was $0.59 and $1.10, respectively. The weighted average shares outstanding for the purpose of calculating the diluted GAAP net income per share for the three and six months ended June 30, 2023 were approximately 567 million shares and 561 million shares, respectively, which includes approximately 20 million shares for each period related to the assumed conversion of the 2024 Convertible Notes.

(3)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.